CONTACT:          Mike Cockrell
                           Treasurer & Chief Financial Officer
                           601/649-4030


             Sanderson Farms, Inc. Declares Quarterly Cash Dividend
                       ----------------------------------
                Declares Dividend Distribution of Preferred Share
                                 Purchase Rights

                  Laurel, Miss. (April 22, 1999) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.05 (five cents) per share payable May 18, 1999, to stockholders of record on May 4, 1999.

                  The Board of Directors also declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Sanderson Farms, Inc. common stock, replacing similar rights that expired on April 21, 1999.

                  Joe F. Sanderson, Jr., Chairman of the Board of Sanderson Farms, Inc., stated, "Like our prior Rights Plan, the Rights Plan adopted today is designed to assure that all of Sanderson Farms' stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-cuts, open market accumulations and other abusive tactics to gain control of Sanderson Farms without paying all stockholders a control premium."

                  The Rights will be exercisable only if a person or group acquires 20% or more of Sanderson Farms' common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Right will entitle stockholders (other than the 20% or more acquiror) to buy one one-hundredth of a share of Sanderson Farms' Series A Junior Participating Preferred Stock at an exercise price of $75.

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                  If a person or group acquires 20% or more of Sanderson Farms'
outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Sanderson Farms' common shares having a market value of twice such price. The rights agreement exempts certain transactions involving the Sanderson family. In addition, if Sanderson Farms is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

                  Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for $0.001 per Right at the option of Sanderson Farms' Board of Directors.

                  Sanderson Farms' Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

                  The Rights are intended to enable all Sanderson Farms stockholders to realize the long-term value of their investment in the Company. The Rights will not necessarily prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with Sanderson Farms' Board of Directors prior to attempting a takeover. The issuance of the Rights was not made in response to any threatened takeover.

                  The dividend distribution of the Rights will be made on May 18, 1999, payable to stockholders of record on May 4, 1999. The Rights will expire on May 4, 2009. The Rights distribution is not taxable to stockholders.

                  Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.